EXHIBIT 99.1

February 12, 2020

FOR IMMEDIATE RELEASE

Mexco Energy Corporation Reports Financial Results for the Third Quarter and New Properties

MIDLAND, TX – 2/12/2020 – Mexco Energy Corporation (NYSE American: MXC) today reported net income of $35,196 for the quarter ending December 31, 2019, the Company’s third quarter of fiscal 2020. This compares to a net loss of $13,076 for the quarter ending December 31, 2018.

Operating revenues, in the third quarter of fiscal 2020 were $769,778, an increase of 19% from $644,316 for the third quarter of fiscal 2019. This is a result of a 42% increase in oil production, a 6% increase in gas production and a 14% increase in oil prices partially offset by a 38% decrease in gas prices.

The average sales price of oil and natural gas respectively for the quarter ending December 31, 2019 was $55.91 per barrel and $1.61 per Mcf compared to $49.15 per barrel and $2.59 per Mcf, respectively for the quarter ending December 31, 2018.

For the nine months ended December 31, 2019, the Company reported a net loss of $101,777 compared to net income of $23,375 for the nine months ended December 31, 2018. Operating revenues decreased 1% to $2,094,291 for the nine months ended December 31, 2019 of which 84% was attributable to oil revenues and the balance to natural gas.

During the first nine months of fiscal 2020, Mexco participated with various percentage interests in the drilling and completion of 36 horizontal wells in the Delaware Basin located in the western portion of the Permian Basin in Lea and Eddy Counties, New Mexico with aggregate costs of approximately $850,000. The latest two of these wells were completed in January 2020 and tested at an average rate of 2,524 barrels of oil; 6,423 barrels of water; and 7,513,500 cubic feet of gas per day, or 3,776 barrels of oil equivalent per day.

Subsequently, in January 2020, Mexco expended an additional $348,000 for participation in the completion of four of these wells and the drilling and completion of an additional 2 wells.  In February 2020, Mexco expended another $47,250 for the drilling of 2 more wells.

Also during the first nine months of fiscal 2020, Mexco participated in the drilling and completion of 6 vertical wells in Winkler County, TX at an aggregate cost of approximately $20,000.

During this period the Company invested $100,000 of a $250,000 commitment in a joint venture to purchase royalty interests consisting of minerals located in the state of Ohio with 144 gross wells of which 136 are Utica gas wells and 8 are Marcellus oil wells either producing, drilling or in process. An additional $25,000 was invested in this joint venture in January 2020.

Mexco’s bank indebtedness as of February 12, 2020 was $795,000, resulting in a debt to equity ratio of 10%.

Mexco Energy Corporation, a Colorado corporation, is an independent oil and gas company located in Midland, Texas engaged in the acquisition, exploration and development of oil and gas properties primarily in the Permian Basin. For more information on Mexco Energy Corporation, go to www.mexcoenergy.com.

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Mexco Energy Corporation cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may impact the Company’s actual results of operations. These risks include, but are not limited to, production variance from expectations, volatility of oil and gas prices, the need to develop and replace reserves, exploration risks, uncertainties about estimates of reserves, competition, government regulation, and mechanical and other inherent risks associated with oil and gas production. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Form 10-K for the fiscal year ended March 31, 2019. Mexco Energy Corporation disclaims any intention or obligation to revise any forward-looking statements.

For additional information, please contact: Nicholas C. Taylor, Chairman and Chief Executive Officer or Tammy L. McComic, President and Chief Financial Officer, both of Mexco Energy Corporation, (432) 682-1119.